Exhibit 99.1

HSW International Joins in Founding Sharecare, Inc. and Will Provide Technology Development Services to Build its Web 3.0 Platform

Daily Strength, an HSW International business, transferred to Sharecare

ATLANTA, Georgia—November 2, 2009—HSW International, Inc. (NASDAQ: HSWI), a developer and operator of Internet businesses focused on providing locally relevant, high quality information, announced today that it has joined with Dr. Mehmet Oz, Harpo Productions, Discovery Communications (NASDAQ:  DISCA, DISCB, DISCK), Sony Pictures Television and Jeff Arnold to form Sharecare, Inc., an innovative healthcare platform for consumers to ask, learn and act on the questions of health.

As announced in the Sharecare press release today, which is attached to this release, in addition to Dr. Oz the initial list of content contributors answering the questions of health include leading hospitals, best-selling health and wellness authors, prestigious health professional associations, individual healthcare professionals, online healthcare resources, not for profits and individual consumers.

HSW International and the other co-founders of Sharecare each hold minority equity positions in the company.  Additionally, HSW International has entered into a service agreement with Sharecare to develop the company’s Web 3.0 platform and site, leveraging HSWI’s expertise in online content platforms.  The Sharecare website will be a highly searchable social Q&A platform, backed by a comprehensive information architecture that creates and organizes the questions of health.  HSW International and other founding partners have the license to use this platform to develop businesses in other content categories.

HSW International developed and launched Sharecare’s initial Q&A content located at http://ask.doctoroz.com, which features a subset of the initial questions and answers from Sharecare and its content partners.  The comprehensive Sharecare platform is planned for launch on www.Sharecare.com in 2010.

“HSW International’s technology development and content management role in Sharecare allows us to leverage our deep experience in developing popular content and social destinations to create a Web 3.0 platform for the US health market where consumers need a more effective and efficient way to navigate the vast array of content available on the Web, and seek guidance through the assistance of experts and peers,” said Greg Swayne, Chief Executive Officer of HSW International.  “We are optimistic about the revenue opportunities created by our arrangement to serve as Sharecare’s lead development partner, as well as the value of our equity in Sharecare.”

As part of the transactions, HSW International transferred its Daily Strength business to Sharecare.  Daily Strength is one of the largest peer to peer support group sites on the Web today.  This acquisition gives Sharecare immediate access to Daily Strength’s established social network of people who have an interest in asking and answering health-related questions, including medical professionals and health care consumers.

HSW International is filing a Current Report on Form 8-K with the SEC today, which contains more detailed information about these transactions with Sharecare.  The Report will be available on HSW International’s corporate website at www.hswinternational.com, or from the Securities and Exchange Commission.

HSW International previously announced the September 28, 2009, promotion of Gregory Swayne to CEO.  Mr. Swayne has been HSW International’s President and Chief Operating Officer since October 2007.  Prior to joining HSW International in 2006, Mr. Swayne led HowStuffWorks, Inc., which has since been acquired by Discovery Communications, as President and Chief Operating Officer.  Mr. Swayne was the co-founder and President of publicly-listed A.D.A.M., Inc., a Web-based health content and health information services company, and its predecessor Medical Legal Illustrations, Inc.

About HSW International, Inc.

HSW International, Inc. (Nasdaq: HSWI) develops and operates Internet businesses focused on providing consumers with locally relevant, high quality information. The Company's leading brands BoWenWang (bowenwang.com.cn) and ComoTudoFunciona (hsw.com.br) provide readers in China and Brazil with thousands of articles about how the world around them works, serving as destinations for credible, easy-to-understand reference information. HSW International is the exclusive licensee in China and Brazil for the publication of translated content from HowStuffWorks.com, a subsidiary of Discovery Communications. The Company is headquartered in Atlanta and incorporated in Delaware.

About Sharecare, Inc.

Sharecare Inc., created by Jeff Arnold and Dr. Mehmet Oz, in partnership with Harpo Productions, HSW International, Sony Pictures Television, and Discovery Communications, is a highly searchable social Q&A healthcare platform organizing and answering the questions of health.  The company's innovative approach is designed to provide a wide array of expert answers to each question ranging from hospitals to MDs to non-profits to healthcare companies to active health consumers, ultimately creating a community where healthcare knowledge is built, shared and put into practice.

Forward-Looking Statements

This press release contains "forward-looking statements," as defined in Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be in the future tense, and often include words such as "anticipate", "expect", "project", "believe", "plan", "estimate",

"intend", "will" and "may". These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of HSW International. Relevant risks and uncertainties include those referenced in HSW International's filings with the SEC, and include but are not limited to: successfully developing and launching the Sharecare platform; reliance on third parties such as Sharecare and its other founders and contributors; restrictions on intellectual property under agreements with Sharecare and third parties; challenges inherent in developing an online business; reliance on key personnel; risks of business in foreign countries, notably China and Brazil, including obtaining regulatory approvals and adjusting to changing political and economic policies; governmental laws and regulations, including unclear and changing laws and regulations related to the internet sector in foreign countries, especially China; and general industry conditions and competition; general economic conditions, such as advertising rate, interest rate and currency exchange rate fluctuations. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. HSW International assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For Further Information:
HSW International Investor Relations
telephone: +1 (404) 926-0660
email: ir@hswint.com

or

Adam Davis
Kreab Gavin Anderson
telephone: +1 212 515 1911
email: adavis@kreabgavinanderson.com